SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2011

AAON, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-18953	87-0448736
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2425 South Yukon, Tulsa, Oklahoma 74107
(Address of principal executive offices).

Registrant's telephone number, including area code:  (918) 583-2266

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CPR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CPR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CPR 240.13e-4(c))

Item 5.07          Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Stockholders (the “Annual Meeting”) on May 17, 2011.  At the Annual Meeting, the Company’s stockholders:  (1) elected each of the nominees listed below to the Company’s Board of Directors to serve until the 2014 Annual Meeting of Stockholders or until their respective successors are elected and qualified; (2) approved, by non-binding advisory vote, the 2010 compensation paid to the Company’s named executive officers; and (3) selected, by non-binding advisory vote, an annual frequency for future non-binding advisory votes on compensation of the Company’s named executive officers.

The following is a summary of the votes cast, as well as the number of abstentions and broker non-votes, as to each proposal, including a separate tabulation with respect to each nominee for director.

Proposal 1: Election of Directors.

Nominees:	Votes For	Votes Against	Abstentions	Broker Non-Votes

Jack E. Short	13,428,005	-0-	663,248	2,398,413

Jerry R. Levine	11,330,916	1,685,303	1,075,034	2,398,413

Proposal 2: Non-binding Advisory Vote on the 2010 Compensation of the Company’s Named Executive Officers.

Votes For	Votes Against	Abstentions	Broker Non-Votes

13,986,865	60,766	43,622	2,398,413

Proposal 3: Non-binding Advisory Vote Regarding the Frequency of Future Advisory Votes on Compensation of the Company’s Named Executive Officers.

Votes For One Year	Votes For Two Years	Votes For Three Years	Abstentions	Broker Non-Votes

4,552,273	1,039,954	8,457,271	41,755	2,398,413

At a meeting of the Board of Directors immediately following the Annual Meeting, the Board determined, in light of the vote on proposal 3 noted above, that the Company will include a shareholder vote on the compensation of executives in its proxy materials every three years, with the next such vote being at the Annual Meeting of Stockholders to be held in 2014.  The Board of Directors reserves the right to hold such vote at an earlier Annual Meeting.

Item 8.01          Other Events.

The Company announced on May 17, 2011, that its Board of Directors has declared a semi-annual dividend of $0.18 per share to shareholders of record as of June 10, 2011, with a payment date of July 1, 2011.

Item 9.01          Financial Statements and Exhibits.

A copy of the Company’s press release related to the semi-annual dividend is filed herewith as Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAON, INC.

Date: May 18, 2011	By:	/s/ John B. Johnson, Jr.
John B. Johnson, Jr., Secretary